UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE WASHINGTON POST COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1150 15TH STREET, NW | WASHINGTON, DC 20071 | (202) 334-6000

March 23, 2012

TO OUR SHAREHOLDERS:

You are cordially invited to the 2012 Annual Meeting of Shareholders of The Washington Post Company (the “Company”), which will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 10, 2012, at 9:00 a.m.

At the Company’s 2012 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities, Directors will be elected for the ensuing year, and shareholders will vote to approve the Company’s 2012 Incentive Compensation Plan. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2011.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

/s/ Donald E. Graham
DONALD E. GRAHAM
Chairman

THE WASHINGTON POST COMPANY

Notice of Annual Meeting of Shareholders — May 10, 2012

The 2012 Annual Meeting of Shareholders of The Washington Post Company will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 10, 2012, at 9:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	To vote to approve the Company’s 2012 Incentive Compensation Plan.

3.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation paid to the named executive officers of the Company for 2011.

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 5, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 23, 2012

Washington, DC

THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 23, 2012

This Proxy Statement contains information relating to the 2012 Annual Meeting of Shareholders of The Washington Post Company to be held at the Company’s headquarters, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 10, 2012, at 9:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2012 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 23, 2012. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 10, 2012. This Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com.

QUESTIONS AND ANSWERS

Q: What am I voting on?

A: You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

You are also voting on the approval of the Company’s 2012 Incentive Compensation Plan.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2011. In accordance with SEC rules, these votes are advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q: What are the voting recommendations of the Board?

A: The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the Company’s 2012 Incentive Compensation Plan.

The Board recommends voting for the approval of the compensation paid to the Company’s named executive officers for 2011.

Q: Will any other matters be voted on?

A: We are not aware of any matters to be voted on other than the election of Directors, the approval of the Company’s 2012 Incentive Compensation Plan, and the Class A Shareholder advisory vote on compensation paid to the Company’s named executive officers for 2011. If any other matter is properly brought before the Meeting, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q: How do I vote?

A: There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;

•	By toll-free telephone at 1-800-652-8683;

•	By completing and mailing your Proxy card; or

•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder and do not indicate your voting preferences, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and in favor of the Company’s 2012 Incentive Compensation Plan.

If you are a Class A Shareholder and do not indicate your voting preferences, the foregoing persons, acting as your proxies, will vote your shares in favor of the applicable nominated Directors, in favor of the Company’s 2012 Incentive Compensation Plan and for approval of the compensation paid to the Company’s named executive officers for 2011.

Q: Who can vote?

A: You can vote if you were a shareholder of record as of the close of business on March 5, 2012 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 3: Approval of 2011 Compensation Awarded to Named Executive Officers. If you are a Class B Shareholder, you are entitled to vote on Proposal 1: Election of Directors, and Proposal 2: Approval of the Company’s 2012 Incentive Compensation Plan.

Q: Can I change my vote?

A: Yes. You can change your vote or revoke your Proxy at any time before the Meeting by:

•	Entering a new vote by Internet or telephone;

•	Returning a later-dated Proxy card; or

•	Voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q: What vote is required to approve a proposal?

A: Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

The effectiveness of the proposal to approve the Company’s 2012 Incentive Compensation Plan is conditioned on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting and a majority of the holders of Class B Common Stock present or represented at the Meeting, voting as separate classes.

While the proposal to approve the 2011 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against the proposal to approve the 2011 compensation awarded to the Company’s named executive officers and the Company’s 2012 Incentive Compensation Plan. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q: Who will count the vote?

A: Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q: Who can attend the Meeting?

A: All shareholders of record as of the close of business on March 5, 2012, can attend.

Q: What do I need to do to attend the Meeting?

A: To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.

•	If you vote by Internet or telephone, follow the instructions provided for attendance.

•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q: Can I bring a guest?

A: No. The Meeting is for shareholders only.

Q: What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 5, 2012, constitutes a quorum for voting at the Annual Meeting, except that (1) for purposes of the election of seven Directors by the holders of Class A Common Stock (Proposal 1), the approval of the 2012 Incentive Compensation Plan (Proposal 2) and the advisory vote on whether to approve the compensation paid to the named executive officers of the Company in 2011 (Proposal 3), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 5, 2012, and (2) for purposes of the election of three Directors by the holders of Class B Common Stock (Proposal 1) and the approval of the 2012 Incentive Compensation Plan (Proposal 2), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 5, 2012. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 5, 2012, there were 1,229,383 shares of Class A Common Stock and 6,388,151 shares of Class B Common Stock outstanding and entitled to vote.

Q: Who is soliciting Proxies?

A: Solicitation of Proxies will be made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q: When are the shareholder proposals due for the Company’s 2013 Annual Meeting of Shareholders?

A: Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 24, 2012, and addressed to the Secretary of the Company at 1150 15th Street, NW, Washington, DC 20071.

Holders of Class B Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been, and will not be, included in the Company’s Proxy materials for the Meeting.

Q: What other information about The Washington Post Company is available?

A: The following information is available:

•

The Company maintains on its website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q: Can I receive materials relating to the Meeting electronically?

A: To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. All of the Directors have held senior positions as leaders of complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 65, has served as the 19th President of Columbia University since June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is Chairman of the Board of the Federal Reserve Bank of New York and a Trustee of the Kresge Foundation. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and press. He has served as a Director of the Company since May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s higher education business segment and other education-related initiatives, but also reflects his commitment to principles — notably freedom of speech and press — that are the foundation of the Company’s businesses. In his role as a Director, and now Chairman, of the Federal Reserve Bank of New York, Mr. Bollinger has also gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Barry Diller

Mr. Diller, age 70, has served as Chairman and Senior Executive of IAC/InterActiveCorp since December 2010, as Chairman and Senior Executive of Expedia, Inc. since August 2005, and as Chairman and Senior Executive of TripAdvisor, Inc. since December 2011. He has served as a Director of the Company since September 2000 and is a member of the Finance, Executive and Compensation Committees of the Board. Prior to his service at IAC/InterActiveCorp (and its predecessor companies), which commenced in August 1995, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From October 1984 to April 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller previously served as Chairman and Chief Executive Officer of IAC/InterActiveCorp (and its predecessor companies) from August 1995 through December 1, 2010. Mr. Diller also previously served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as non-executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He is currently a Director of The Coca-Cola Company, as well as The Newsweek/Daily Beast Company LLC, a private company. He also is a member of the Board of Trustees of New York University, a member of the Board of Councilors of the University of Southern California’s School of Cinema-Television and a member of the Council on Foreign Relations. Mr. Diller’s experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital transformation of the media industry, are of particular relevance to the Company’s business strategy. Mr. Diller’s significant experience across a variety of media and in the design, execution and oversight of new-media initiatives, as well as the distribution and monetization of Internet traffic across multiple advertising models, brings a vital perspective to the Board’s deliberations about the Company’s outlook and plans. Based on his service as a Director of other public companies, Mr. Diller also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Thomas S. Gayner

Mr. Gayner, age 50, has served as President and Chief Investment Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia since May 2010. Mr. Gayner has served as a Director of the Company since January 2007 and is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he had been a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, The Davis Funds and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 66, has served as Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 58.8% of the outstanding Class A Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 26.3% of such stock, Mr. Graham effectively votes a total of 85.1% of the Class A shares. Mr. Graham has been a Director of Facebook, Inc. since December 2008, where he is Chairman of the Governance Committee and serves on the Compensation Committee. Mr. Graham is a Trustee of the Federal City Council, the College Success Foundation, the Philip L. Graham Fund and KIPP-DC. He serves as Chairman and as a Director of the DC College Access Program. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses, as well as the Company’s historic role in journalistic enterprise and the promotion of the core values of freedom of the press and journalistic integrity. Mr. Graham is an uncle of the Publisher of The Washington Post and Chief Executive of Washington Post Media, Katharine Weymouth, who also serves as a member of the Board.

Ronald L. Olson

Mr. Olson, age 70, has been a partner since 1970 in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms that were retained by a subsidiary of the Company in 2011 and which may again be retained in 2012. He has served as a Director of the Company since September 2003 and currently serves on the Executive Committee. Mr. Olson is a Director of Berkshire Hathaway Inc., Edison International and City National Corporation and is a Trustee for Western Asset Funds. He is a Director and serves on the Audit Committee of the non-profit RAND Corporation and is a Director of a number of other non-profit organizations, including the California Institute of Technology and the Mayo Clinic. As a partner of a major law firm specializing in corporate and financial matters, Mr. Olson has significant experience in financial, transactional, litigation and compliance matters involving public companies in the United States, as well as public policy challenges facing companies with global operations. As a Director of other public companies and as an advisor to public company boards of directors, Mr. Olson also has experience in governance matters affecting organizations of comparable size and scope as the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 59, retired from General Motors Corporation (GM) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations, Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing, and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is a member of the Board of Directors of Aleris International, Inc., and the Global Advisory Board of AEA Investors. In addition, he advises a number of start-up and early stage ventures. Mr. Wagoner is Chair of the Board of Trustees of Duke University and a member of Duke’s Fuqua School of Business Advisory Board and the Detroit Country Day School Board. He is a member of The Business Council and the Mayor of Shanghai, China’s International Business Leaders Advisory Council. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 45, is Chief Executive Officer of Washington Post Media, a unit of the Company that includes The Washington Post, Express and El Tiempo Latino, and Publisher of The Washington Post. She was named to both positions in February 2008. Ms. Weymouth has served as a Director of the Company since September 2010. She joined the Company in 1996 as Assistant General Counsel of The Washington Post and has held various positions over the past sixteen years. Ms. Weymouth has held several positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. She serves as a Director of The Associated Press and

NewsRight. Ms. Weymouth’s various roles within the Company give her extensive background in the media business in both operational and oversight roles, and her current position gives her an important perspective on the Company’s commitment to quality journalism and overall media strategy. Ms. Weymouth is a niece of the Chairman of the Board and Chief Executive Officer of the Company, Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 46, has served as Chairman of Davis Selected Advisers, Inc., an investment counseling firm since 1998. He has served as a Director of the Company since January 2006 and is a member of the Audit, Finance and Executive Committees of the Board. Mr. Davis became lead Director in May 2011. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several nonprofit organizations.

Anne M. Mulcahy

Mrs. Mulcahy, age 59, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chairman of the Compensation Committee and also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Target Corporation, Johnson & Johnson and the non-profit organization Save the Children, where she serves as Board Chairman. Mrs. Mulcahy was a Director of Citigroup, Inc., until May 2010. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Larry D. Thompson

Mr. Thompson, age 66, retired in May 2011 as Senior Vice President of Government Affairs, General Counsel and Secretary of PepsiCo, Inc., a position he assumed in October 2004. He currently serves as John A. Sibley Professor of Corporate and Business Law at the University of Georgia School of Law. Mr. Thompson has served as a Director of the Company since June 2011 and serves on the Compensation Committee. Mr. Thompson also serves as a Trustee of The Brookings Institution. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Corporate Fraud Task Force. Mr. Thompson had also been a partner in the Atlanta law firm of King & Spalding, where he practiced in the antitrust and litigation departments. He served as the U.S. Attorney for the Northern District of Georgia and was later appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. Mr. Thompson serves as a Director of the Southern Company, Cbeyond, Inc., and various Franklin, Templeton and Mutual Series Funds. Additionally, he serves on the Board of Directors of the National Center for State Courts and on the Board of Trustees of The Arch Foundation for the University of Georgia. He is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson is a

recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments to the legal profession by the Gate City Bar Association in Atlanta. Through his previous roles in the U.S. Department of Justice and at PepsiCo, Mr. Thompson brings to the Board extensive legal experience in both a governmental and corporate setting. As a Director of other public companies, he also has significant experience with corporate governance matters and reporting obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board include the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 14,) the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Christopher C. Davis, John L. Dotson Jr., Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2011. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors”. In addition, the Board has determined that all of the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2011.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing the compensation of the Company’s Chief Executive Officer; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $300,000 or more per year; all incentive compensation awards and all other bonuses, other than sales bonuses, of $75,000 or more for employees of all business units, including Corporate; and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Lee C. Bollinger, Barry Diller, John L. Dotson Jr., and Anne M. Mulcahy (Chairman) served on the Compensation Committee in 2011. In January 2012, Mr. Dotson retired from the Committee and Mr. Thompson was elected to serve as a member. All members of the Compensation Committee are non-employee, “independent” Directors within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee held six meetings in 2011.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Barry Diller, Thomas S. Gayner and Donald E. Graham served on the Finance Committee in 2011. Katharine Weymouth was elected to the Committee in February 2012.

The Finance Committee held one meeting in 2011.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Barry Diller, Donald E. Graham (Chairman), Anne M. Mulcahy and Ronald L. Olson serve on the Executive Committee.

The Executive Committee held two meetings in 2011.

Meeting Attendance

The Board held a total of five meetings in 2011. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, two Directors attended the 2011 Annual Meeting of Shareholders.

Director Compensation

Annual Payments. During 2011, non-employee Directors received the following:

•	$80,000 as a retainer and

•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chairman of a Board committee received an additional $10,000. Members of the Audit Committee also received an additional $12,000 annually for their service on that committee. Employee Directors received no additional compensation for serving on the Board.

The total 2011 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Lee C. Bollinger	80,000		—	—	80,000
Warren Buffett	45,000	[1]	—	—	45,000
Christopher C. Davis	92,000		—	—	92,000
Barry Diller	80,000		—	—	80,000
John L. Dotson Jr.	92,000		—	—	92,000
Thomas S. Gayner	102,000		—	—	102,000
Anne M. Mulcahy	90,000		—	—	90,000
Ronald L. Olson	80,000		—	—	80,000
Larry D. Thompson	40,000		—	—	40,000
G. Richard Wagoner, Jr.	92,000		—	—	92,000

[1]	Mr. Buffett retired from the Board in May 2011. Represents prorated fees through such date.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. The Plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable upon separation of service or such other future date as specified by the participant at the time of election. The Company does not provide stock awards, option awards or other non-equity compensation to Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given its ownership structure. Notwithstanding the fact that as a “controlled company” the Company is not required to have a Board of Directors comprised of a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Thomas S. Gayner, Anne M. Mulcahy, Ronald L. Olson, Larry D. Thompson and G. Richard Wagoner, Jr. (who together constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in November 2011 and expect to meet in executive session in 2012 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, John L. Dotson Jr., and Anne M. Mulcahy served as members of the Compensation Committee in 2011. Mr. Dotson retired from the Committee in January 2012 and Larry D. Thompson was elected to it. No member of the Compensation Committee has ever been an employee of the Company. Ronald L. Olson, former Chairman of the Compensation Committee, is a partner in the law firm of Munger, Tolles & Olson LLP (“Munger, Tolles”). Munger, Tolles provides legal services to Kaplan, Inc. (“Kaplan”), a subsidiary of the Company. In 2011, Kaplan paid approximately $63,912 to Munger, Tolles in legal fees and associated costs.

Board Leadership Structure and Role in Risk Oversight

Donald E. Graham serves as Chairman of the Board of the Company as well as Chief Executive Officer of the Company. The Board of Directors believes that Mr. Graham’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company. This structure is appropriate, given the significant shareholdings in the Company of Mr. Graham and the Graham family, and also serves other purposes. Mr. Graham possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that focus on matters that merit Board attention. At his request, Mr. Graham has not received a raise in his annual salary nor received an annual bonus in 21 years in his current non-Board roles. Because his shareholdings represent his main financial interest in the Company, the Board believes that Mr. Graham’s interests are well aligned with those of shareholders and that his dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders.

While as a “controlled company” the Company is not legally required to have a majority of independent Directors, the majority of the Board is in fact comprised of independent Directors who act as an effective counterbalance to Mr. Graham in his dual role. The Board also appoints a lead independent Director. Christopher C. Davis serves in this capacity. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. Graham in reviewing key operational and other matters and to act as a liaison between Mr. Graham, Ms. Weymouth and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level compliance committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports periodically on certain matters relating to the Company’s public disclosures directly to the Audit Committee.

Communicating With Directors

Interested parties, including shareholders, may communicate concerns to the lead Director or to the other Directors of the Company through Global Compliance Services, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at https://www.compliance-helpline.com/WashPostCo.jsp.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2012, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Name and Address of Beneficial Owner	Shares (%)
	Class A Stock	Class B Stock*
Donald E. Graham (a)(g)	1,169,637(95.1%)	2,943,672(38.6%)
1150 15th Street, NW
Washington, DC
William W. Graham (b)(g)	137,269(11.2%)	**
11661 San Vicente Boulevard, Suite 401
Los Angeles, CA
Stephen M. Graham (c)(g)	147,942(12.0%)	**
18 East 78th Street
New York, NY
Elizabeth G. Weymouth (d)(g)	340,957(27.7%)	402,908(5.3%)
95 Morton Street, 4th Floor
New York, NY
George J. Gillespie III (e)(g)	224,384(18.3%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (f)(g)	769,473(62.6%)	**
825 Eighth Avenue
New York, NY
Berkshire Hathaway Inc. (h)	—	1,727,765(22.7%)
1440 Kiewit Plaza
Omaha, NE
Southeastern Asset Management (i)	—	360,096(5.5%)
6410 Poplar Avenue, Suite 900
Memphis, TN
International Value Advisers, LLC (j)	—	529,811(8.2%)
717 Fifth Avenue, 10th Floor
New York, NY

*	The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,229,383 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned, with the exception of Southeastern Asset Management and International Value Advisers. The percentage calculation for Southeastern Asset Management and International Value Advisers does not include the conversion of Class A shares to Class B shares.
**	Less than 5%.

(Footnotes continued on following page.)

(a)	According to information as of February 1, 2012, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 200,000 (16.3%); and shared voting and investment power, 969,637 (78.9%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 3,600 (<1%) shares; shared voting and investment power 46,300 (<1%) shares; and 1,169,637 (95.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.

The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)	According to information as of February 1, 2012, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 41,269 (3.4%) shares. In addition, Mr. William Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 96,000 (7.8%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.
(c)	According to information as of February 1, 2012, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 42,783 (3.5%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 105,159 (8.6%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.
(d)	According to information as of February 1, 2012, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 30,126 (2.5%) shares; and shared voting and investment power, 241,206 (19.6%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 69,625 (5.7%) shares of Class A Stock.

Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 8,500 (<1%) shares; shared voting and investment power, 39,835 (<1%) shares; and 340,957 (4.5%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth.

(e)	According to information as of February 1, 2012, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 224,384 (18.3%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 34,594 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, are less than 5%.
(f)	According to information as of February 1, 2012, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 769,473 (62.6%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 38,546 (<1%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 769,473 (10.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.
(g)	According to information as of February 1, 2012, and available to the Company, Mr. Donald Graham, Mrs. Weymouth and Mr. Gillespie share voting and investment power over 208,184 (16.9%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 663,199 (53.9%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 30,469 (2.5%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 29,363 (2.4%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 13,420 (1.1%) shares of Class A Stock.
(h)	According to information as of February 1, 2012, and available to the Company, Berkshire is the beneficial owner of 1,727,765 (22.7%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett owns approximately 22.2% of the aggregate economic interest of Berkshire Class A and Class B common stock, and Mr. Buffett may be deemed to be in control of Berkshire under federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017, Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares at his discretion.
(i)	According to information based on an amended Schedule 13G filing by Southeastern Asset Management (“Southeastern Asset”) on February 7, 2012, Southeastern Asset was deemed to be the beneficial owner of 360,096 (5.5%) shares of Class B Stock. Southeastern Asset has sole voting power over 66,910 (1.0%) shares of Class B Stock and sole dispositive power over 71,096 (1.1%) shares of Class B Stock.
(j)	According to information based on a Schedule 13G filing by International Value Advisers, LLC (“International Value Advisers”) on February 14, 2012, International Value Advisers was deemed to be the beneficial owner of 529,811 (8.2%) shares of Class B Stock. International Value Advisers has sole voting power over 501,011 (7.7%) shares of Class B Stock and sole dispositive power over 529,811 (8.2%) shares of Class B Stock.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2012, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B (a)
Lee C. Bollinger¯	—	—
Christopher C. Davis¯	—	5,000(b)
Barry Diller¯	—	4,000(b)
Veronica Dillon+(c)	—	2,600(b)
Thomas S. Gayner¯(d)	—	5,300(b)
Donald E. Graham¯+(e)	1,169,637(95.1%)	2,943,672(38.6%)
Hal S. Jones+(f)	—	4,175(b)
Ann L. McDaniel+(g)	—	4,881(b)
Anne M. Mulcahy¯	—	—
Ronald L. Olson¯	—	—
Gerald M. Rosberg+(h)	—	4,775(b)
Larry D. Thompson¯	—	76(b)
G. Richard Wagoner, Jr.¯( i)	—	1,000(b)
Katharine Weymouth¯(j)	—	12,350(b)
All Directors and executive officers as a group, eliminating duplications(k) (16 individuals)	1,169,607(95.1%)	2,993,969.58(39.3%)

*	Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.
(a)	Includes 1,229,383 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.
(b)	Less than 1%.
(c)	Includes 750 shares Ms. Dillon has the right to purchase, pursuant to stock options.
(d)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.
(e)	See Table of “Principal Holders of Stock” on page 16.
(f)	Includes 3,500 shares Mr. Jones has the right to purchase, pursuant to stock options.
(g)	Includes 2,750 shares Ms. McDaniel has the right to purchase, pursuant to stock options, and 81 shares held in a trust for the benefit of relatives.
(h)	Includes 750 shares Mr. Rosberg has the right to purchase, pursuant to stock options.
(i)	Shares are held in a revocable trust.
(j)	Includes 4,750 shares Ms. Weymouth has the right to purchase, pursuant to stock options.
(k)	Includes 16,750 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan. It does not include 38,477 shares of Class B Stock held as of February 1, 2012, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.
¯	Director.
+	Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Stock. During the fiscal year ended December 31, 2011, the Company is not aware of any deficiencies in reporting.

PROPOSAL 2: APPROVAL OF THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

The Company’s Board of Directors adopted, subject to shareholder approval, the Washington Post Company 2012 Incentive Compensation Plan (the “2012 Plan”) on February 23, 2012. The purpose of the 2012 Plan is to promote the interests of the Company and its shareholders by providing employees and Directors of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

The following is a summary of the material features of the 2012 Plan, which is qualified in its entirety by reference to the provisions of the 2012 Plan, attached hereto as Appendix A.

Eligibility

Employees and Directors of the Company or its subsidiaries who are selected by the Compensation Committee of our Board of Directors (the “Committee”) from time to time are eligible to receive awards under the 2012 Plan. There are at present approximately 253 employees and approximately eight non-employee Directors who may be eligible to receive awards under the 2012 Plan.

Administration

The Committee will administer the 2012 Plan and may delegate to a subcommittee of one or more members of our Board of Directors or employees of the Company the ability to grant awards, subject to applicable restrictions and limitations. The applicable committee will designate from time to time those employees and Directors who will receive awards under the 2012 Plan, determine the amount, type and other terms and conditions of such incentive awards and, subject to the terms and limitations set forth in the 2012 Plan, establish the terms, conditions and other provisions of any awards granted under the 2012 Plan. The Committee will have complete authority to establish rules and regulations for the administration of the 2012 Plan.

Shares Authorized

The maximum number of shares of common stock that may be covered by awards granted under the 2012 Plan will not exceed 500,000 shares of common stock in the aggregate. For this purpose, as described more fully in the next paragraph, only shares actually issued and vested pursuant to the 2012 Plan, net of any shares that are received by the Company in connection with awards granted under the 2012 Plan, will count for this purpose. This share limit will be subject to adjustments as provided under the 2012 Plan. Shares of common stock issued under the 2012 Plan may be either authorized and unissued shares, or treasury shares, or both, at the sole discretion of the Committee.

Shares of common stock covered by awards under the 2012 Plan will only be counted as used to the extent they are actually issued and delivered to a participant (or such participant’s permitted transferees as described in the 2012 Plan) pursuant to the 2012 Plan. Accordingly, if an award is settled for cash or if shares of common stock are withheld to pay the exercise price of an option or to satisfy any tax withholding requirement in connection with an award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of common stock that are available for delivery under the 2012 Plan. In addition, if shares of common stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the 2012 Plan. In addition, if shares of common stock owned by a participant (or such participant’s permitted transferees as described in the 2012 Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an award, the number of shares tendered shall be added to the number of shares of common stock that are available for delivery under the 2012 Plan. Shares of common stock covered by awards granted pursuant to the 2012 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger shall not count as used under the 2012 Plan for these purposes.

Effect on Existing Plans

Subject to approval of the 2012 Plan, no new awards under The Washington Post Company Incentive Compensation Plan, as amended and restated January 19, 2012 or The Washington Post Company Stock Option Plan, as amended and restated effective May 31, 2003 (“Existing Plans”) will be made. However, the Existing Plans shall continue in full force and effect for purposes of administering any outstanding awards under the Existing Plans made prior to the effectiveness of the 2012 Plan.

Award Types

The 2012 Plan allows for grants of the following types of incentive awards: (1) stock options, (2) other stock-based awards, including in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or (3) cash awards. Subject to the terms and limitations set forth in the 2012 Plan, awards may be settled in cash or in stock, and may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Awards of Options

The 2012 Plan permits grants of stock options.

Repricing Prohibited

Consistent with the applicable rules of the New York Stock Exchange Listed Company Manual, the repricing of any stock option by the Company without stockholder approval is prohibited.

Exercise Price

The exercise price per share of common stock covered by any option shall be not less than 100% of the fair market value, as defined in the 2012 Plan, of a share of common stock on the date on which such option is granted. For this purpose, fair market value is calculated as the average of the high and low sales prices on the date of grant or, if not so reported for such date, on the immediately preceding business day, as reported on the principal securities exchange on which shares of common stock are then listed or admitted to trade, or if not so reported, the fair market value shall be calculated as set forth in the Plan. The fair market value of a share of common stock as of February 23, 2012, was $385.41.

Terms Applicable to Options

An option granted to a participant under the 2012 Plan allows a participant to purchase up to a specified total number of shares of the Company’s Class B Common Stock, $1.00 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of the 2012 Plan, at a specified exercise price per share during specified time periods. Stock options will have a term no longer than ten years. Subject to the terms and limitations of the 2012 Plan, the Committee will determine the terms and conditions applicable to awards of stock options, including with regard to vesting and exercisability, which may be based on, among other things, continued employment with the Company, the passage of time, or the level of achievement of certain performance goals as the Committee deems appropriate.

Federal Income Tax Consequences of Options

The following is a general description of the U.S. federal income tax consequences to participants relating to options awards that may be granted under the 2012 Plan based upon current tax laws. This summary applies only to U.S. citizens and/or residents and does not describe state, local, or foreign tax consequences. This summary is not intended to be exhaustive and does not purport to cover all tax consequences relating to all awards types under the 2012 Plan.

Non-qualified Stock Options

Stock options under the 2012 Plan do not qualify as incentive stock options (“non-qualified stock options”) and do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-qualified stock option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. The Company is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee’s basis in the option stock will be increased by the amount of the compensation income recognized. Upon the sale of the shares issued upon exercise of a non-qualified stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held for less than one year.

Terms Applicable to Other Stock-Based Awards

Subject to the terms and limitations of the 2012 Plan, the Committee will determine the terms and conditions applicable to awards of other stock-based awards, including with regard to vesting and exercisability, which may be based on, among other things, continued employment with the Company, the passage of time, or the level of achievement of certain performance goals as the Committee deems appropriate.

Eligibility under Section 162(m) and Business Criteria

Section 162(m) of the Code (“Section 162(m)”) limits the deductibility of executive compensation paid to each of the Company’s chief executive officer and the three highest compensated officers (other than the chief financial officer), as determined pursuant to the executive compensation proxy statement disclosure rules, in any one year to $1,000,000. An exemption from this limitation applies to qualified “performance-based compensation” as defined in the regulations under Section 162(m). In order to meet the requirements of Section 162(m), not later than 90 days after the commencement of each performance period (or, if earlier, the expiration of 25% of the performance period), the Committee will establish written, objective performance goals for one or more performance periods (which may overlap). The Committee must use any one or more of the following performance measures to establish objective performance goals upon which the payment or vesting of any award (other than options and stock appreciation rights) depends under the 2012 Plan: market price of the Company’s common stock, earnings per share of the Company’s common stock, net income or profit (before or after taxes), return on stockholder equity, cash flow, return on assets, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings from continuing operations, sales or revenues, capital or investment, market share, cost reduction goals, budget comparisons, implementation or completion of specified projects or processes, the formation of joint ventures, research or development collaborations, or the completion of other transactions, any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing. The measurement of any performance measure may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

Additionally, in order to meet requirements of Section 162(m), the 2012 Plan limits awards to certain individual participants as follows: Subject to certain adjustment provisions under the 2012 Plan, the maximum number of shares of common stock that may be covered by awards granted under the 2012 Plan to any “covered employee,” as that term is defined under the 2012 Plan, in any calendar year shall not exceed 50,000 shares. The amount payable to any covered employee with respect to any calendar year for all cash incentive awards shall not exceed $25 million.

The amount payable with respect to an incentive award that is intended to qualify as performance-based compensation shall be determined in a manner consistent with the requirements of performance-based compensation set forth by Section 162(m).

Duration and Amendment

The Board of Directors may at any time suspend or discontinue the 2012 Plan or revise or amend it in any respect whatsoever, subject to any requirement for shareholder approval imposed by any applicable law, tax requirement, or rule of a stock exchange. No such amendment to the 2012 Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. No grants of awards may be made under the 2012 Plan after February 23, 2022.

New Plan Benefits

The benefits to be awarded or paid under the 2012 Plan are not currently determinable. Awards granted under the 2012 Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

Vote Required and Board Recommendation

The effectiveness of this proposal requires only the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting. Nevertheless, the Board of Directors of the Company has determined to condition the effectiveness of the proposal on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the meeting and a majority of the holders of Class B Common Stock present or represented at the Meeting, voting as separate classes. Each Class A Stock Proxy and each Class B Stock Proxy executed and returned by a shareholder will be voted for Proposal 2, unless otherwise indicated on such Proxy. For this purpose, abstentions have the effect of a negative vote. In addition, for purposes of the listing requirements of the New York Stock Exchange, effectiveness of this proposal is conditioned on the total votes cast on the proposal exceeding 50% of the combined voting power of the holders of the Company’s Class A Common Stock and Class B Common Stock. For purposes of this requirement, abstentions will be considered to be votes cast.

Equity Compensation Plan Information

The following table and the note thereafter set forth certain information as of December 31, 2011, concerning the Existing Plans of the Company under which equity securities of the Company are authorized to be issued.

Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($/share) (b)	Securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (#) (c)
Equity compensation plans approved by security holders	129,044	494.95	233,481
Equity compensation plans not approved by security holders	—	—	—
Total	129,044	494.95	233,481

This table does not include information relating to restricted stock grants awarded under The Washington Post Company Incentive Compensation Plan, as amended and restated as of January 19, 2012, which plan has been approved by the stockholders of the Company. At December 31, 2011, there were 22,125 shares of restricted stock outstanding under the 2009–2012 Award Cycle and 31,090 shares of restricted stock outstanding under the 2011–2014 Award Cycle that had been awarded to employees of the Company and its subsidiaries under that Existing Plan. In addition, the Company has from time to time awarded special discretionary grants of restricted stock to employees of the Company and its subsidiaries. At December 31, 2011, there were a total of 24,104 shares of restricted stock outstanding under special discretionary grants approved by the Compensation Committee of the Board of Directors. At December 31, 2011, a total of 239,486 shares of restricted stock were available for future awards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: APPROVAL OF 2011 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Schedule 14A of the Securities Exchange Act and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote with respect to compensation awarded to its named executive officers for

2011 from its Class A Shareholders. On May 12, 2011, the majority of the Company’s Class A Shareholders voted in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation paid to its named executive officers are described on pages 24-31 of this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program. Following the Meeting, the next such non-binding advisory vote to approve the Company’s executive compensation is scheduled to occur at the 2013 Annual Meeting of Shareholders.

Resolved, that the compensation paid to the Company’s named executive officers for 2011, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy — a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is chaired by Anne M. Mulcahy and includes Lee C. Bollinger, Barry Diller and Larry D. Thompson, seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies with comparable revenue in the education and media industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $300,000 in salary, is fair, reasonable and based on performance goals established to increase value for Shareholders by facilitating the long-term growth of the Company. The Committee considers both short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial-year results. Some of these plans reward with cash, and others reward with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation or between long-term and current compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal; however, the Company has historically favored cash compensation over non-cash compensation. Management and the Committee believe that cash incentives provide more targeted rewards for specific performance.

All named executive officers, except Donald E. Graham, Chairman of the Board and Chief Executive Officer, receive an annual salary and restricted stock awards every other year and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. They also receive the benefits of the Supplemental Executive Retirement Plan (the “SERP”). Mr. Graham receives an annual salary and participates in the Performance Unit Plans and the defined benefit portion of the SERP as described below.

Compensation Committee Charter

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To meet this responsibility, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor, should he be disabled or unable to perform his duties for an extended period of time and (ii), annually, the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any consultant for such purpose in 2011. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2011, the Committee met six times. Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Senior Vice President and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Andrew Rosen, Chairman and Chief Executive Officer of Kaplan, Inc., attended three meetings and Matthew Seelye, Chief Financial Officer of Kaplan, Inc., attended one meeting to answer detailed questions from the Compensation Committee regarding Kaplan compensation plans. Representatives of Goldman, Sachs & Co. joined one session to assist the Committee in estimating the fair value of Kaplan. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.washpostco.com.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers of the Company, except those perquisites under $200,000 per named executive officer that may be approved by the Chief Executive Officer. The Committee also approves the compensation of all employees earning annual salaries of $300,000 or more and bonuses of $75,000 or more.

Except for awards involving themselves, Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation, based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received a raise in his annual salary in 21 years, nor has he received an annual bonus. He stopped accepting grants of Restricted Stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee. The Chief Executive Officer and the Committee use the same performance-based criteria to set Ms. McDaniel’s compensation as they do for all other named executive officers and other senior staff. Ms. McDaniel is asked to leave the Committee meetings when her performance is discussed.

Setting Executive Compensation

To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements, which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Elements of Compensation

The compensation package offered by the Company to its executive officers consists of the following components:

•	Competitive base salary;

•	Short-term incentive compensation in the form of performance-based annual bonuses;

•	Long-term incentive compensation, typically based on performance over three to four years;

•	Long-term equity-based incentive compensation in the form of restricted stock and stock options;

•	Perquisites; and

•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. In 2011, the Committee reviewed data from Towers Watson surveys of U.S. General Industry and Media executives and the Equilar Top 25 Survey. The Company compares its management salaries to those of companies in similar industries and with comparable revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies, but does not target its executives’ compensation at a certain level or percentage based upon other companies’ arrangements. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Mr. Graham in 2011, the Committee took into account a comparison of base salaries paid to chief executive officers of peer education and media companies, the Company’s results in 2010 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies, including other prominent media companies such as The New York Times Company and Gannett Co., Inc.; and publicly held education companies, including Apollo Group, Inc., DeVry, Inc., Strayer Education, Inc., and Corinthian Colleges, Inc. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A Shareholders of the Company adopted in December 1981 the Long-Term Incentive Compensation Plan, the predecessor plan to the Incentive Compensation Plan now in place (the “Plan”). In 2001, the Annual Compensation Plan, originally approved by the Class A Shareholders in February 1974, was combined with the Long-Term Incentive Compensation Plan to create the Plan. The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 253 employees of the Company who are participants under the Plan and receive annual bonus awards, hold restricted stock and/or hold grants of Performance Units. In addition, the Company has a Stock Option Plan. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs. The elements of compensation relating to Newsweek are no longer applicable after the Company’s sale of Newsweek magazine in the third quarter of 2010.

Annual Bonuses

The Plan calls for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2011 target percentage for each of the named executive officers was as follows: Mr. Jones, 50%; Mr. Rosberg, 40%; Ms. McDaniel, 40%; and Ms. Dillon, 40%. Mr. Graham has asked the Committee not to grant him an annual bonus award. Bonus awards are usually paid in the first quarter of the year following the year in which they were earned.

In 2011, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Management and the Committee believe that they have designed the targets to be challenging, but achievable. Over the past five years, the Company has achieved its financial goals and paid out at target or above in the bonus portion of the Plan in 2009 and 2010; in 2007, 2008 and 2011, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain items. In 2011, the maximum amount that could have been awarded under the Plan was $124.2 million; the amount actually awarded was $13.3 million to 115 executives throughout the Company, including the named executive officers.

In 2011, the Company achieved 91% of its earnings per share goal of $26.45, as adjusted to exclude certain items based upon the annual formula, and taking into account Compensation Committee discretion to exclude certain write-downs and charges. In setting that goal, the Compensation Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2011 annual budget, which was used as the basis for determining the per share goal of $26.45. Specifically, these adjustments included additions for unbudgeted acquisitions and divestitures and foreign exchange losses, offset by credits for unbudgeted net pension credits and a Kaplan stock compensation expense budget variance. In making its final bonus determinations for the named executive officers, the Compensation Committee also exercised its discretion to exclude certain unusual and unbudgeted items, in addition to the adjustments included in the formula, from its calculation of the earnings per share goal. Specifically, the adjustments included unbudgeted severance and restructuring charges at Kaplan, a portion of the goodwill impairment at the Company’s online lead generation business, and write-downs related to marketable equity securities and one of the Company’s affiliates. The Compensation Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. The exhibit to the Company’s Form 8-K filed on February 24, 2012 detailed these items, as does page 53 of the Company’s Annual Report on Form 10-K filed on February 29, 2012. These items collectively amounted to $9.28 in diluted earnings per share net additions, or 100% of the total adjustments made.

Taking into account these adjustments, the Company’s diluted earnings per share as adjusted for purposes of the bonus determination was $23.98, compared to reported diluted earnings per share of $14.70 and a diluted earnings per share goal of $26.45. As a result, the annual bonus payout was approximately 53% of target, based on the established annual formula.

Restricted Stock

No target stock ownership level exists for the named executive officers, but to align the interests of Shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee.

Performance Units

To highlight specific long-term financial goals, the Plan provides for Performance Unit Plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-

based goals to be challenging but achievable. In the 2003–2006 and 2007–2010 award cycles, the Company exceeded its goals and paid out above target. In the 2001–2004 and 2005–2008 award cycles, the targeted performance goals were not met, and the plan paid out below target. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit, and the payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula at the start of the cycle. At the end of the cycle, the unit value is calculated based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Compensation Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

Awards under the 2009–2012 cycle are based on a three-pronged formula. The formula consists of an average of the value of the performance units allocable to 2009-2010 performance of Washington Post Media (the “Post”), Newsweek, Cable ONE, Inc. (“Cable ONE”) and Post–Newsweek Stations, Inc. (“PNS”) (40%) plus an average of the value of the performance units allocable to 2011–2012 performance of the Post, Cable ONE, and PNS (40%) plus an amount based on Kaplan’s achievement of operating income goals (20%). Awards under the 2011–2014 cycle are based on a two-pronged formula. The formula consists of an average of the value of the performance units allocable to performance of the Post, Cable ONE, and PNS (65%) plus an amount based on Kaplan’s achievement of operating income goals (35%). Washington Post Media is comprised of several of the Company’s publishing operations, including: The Washington Post; washingtonpost.com; Express, a free weekday tabloid newspaper; and El Tiempo Latino, a weekly Spanish-language newspaper. The Committee selected these targets because they reflected the key priorities for the Company on the grant date for the applicable time periods. The value of Performance Units in the 2009–2012 and 2011–2014 cycles are determined at the conclusion of those cycles based on the performance criteria described below.

The performance measures used in the formula at the Post under the 2009–2012 cycle are based on operating results and, under certain circumstances, the financial performance relative to its peer group. If the Post breaks even or shows a profit in operating income in 2011 and 2012, the value of each Performance Unit will be $200 per unit. If the Post breaks even or shows a profit in operating income in either 2011 or 2012, the value of each Performance Unit will be $100 per unit. If the Post fails to break even but shows material improvement in operating income in 2010, 2011 and 2012 and outperforms its peer group in each of those years, the payout will be $50 per unit. The performance measure used in the formula at the Post under the 2011–2014 cycle is cumulative operating income relative to a breakeven target. Valuation of performance units, based on this measure is as follows:

Performance	Unit Value
Greater than $86M	$200
$66M to $85M	$150
$36M to $65M	$100
$0M to $35M	$50
Less than $0M	$0

In all cases, the performance measure of operating income excludes pension expense.

The performance measure used in the formula for Cable ONE for both the 2009–2012 and 2011–2014 cycles is cumulative free cash flow relative to a target amount. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuation of performance units, based on this measure, is as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
91%	$15
Less than 91%	$0

The performance measure used for PNS is PNS’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines PNS’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

PNS Cash Flow Margin Rank	2009-2012 Cycle Unit Value	2011-2014 Cycle Unit Value
#1	$150	$150
#2	$100	$125
#3	$50	$50
Below #3	$0	$0

For the 2009–2012 and 2011–2014 award cycles, the PNS formula provides that payout value will be increased by $12.50 for each of the four years during the award cycle in which PNS’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than the nearest competitor among the peer companies. The formula also provides that the payout value will be reduced by 50% if PNS does not produce operating income in one of the four years during the award cycle. If PNS does not produce operating income for two years in the cycle, there will be no payout under the plan.

The performance measure used for Kaplan under the 2009–2012 cycle is operating income in 2011 and 2012, excluding Kaplan stock compensation expense. The performance measure used for Kaplan under the 2011–2014 cycle is its cumulative operating income during the four-year period, excluding Kaplan stock compensation expense.

Because the performance measures that compose the valuation formula for performance units are cumulative for the measures applicable to Kaplan, the Post, Cable ONE and PNS, it is not possible to calculate with certainty any interim performance unit values mid-cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle.

Mr. Graham holds 9,750 units in the 2009–2012 cycle and 9,750 units in the 2011–2014 cycle. Mr. Jones holds 5,500 units in the 2009–2012 cycle and 6,000 units in the 2011–2014 cycle. Mr. Rosberg holds 5,500 units in the 2009–2012 cycle and 6,000 units in the 2011–2014 cycle. Ms. McDaniel holds 5,500 units in the 2009–2012 cycle and 6,000 units in the 2011–2014 cycle. Ms. Dillon holds 5,500 units in the 2009–2012 cycle and 6,000 units in the 2011–2014 cycle. Mr. Graham has requested that his payout be no more than $400,000 for the open cycles of the Performance Unit Plan.

Stock Options

Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders in 2003 and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% per year over four years and are exercisable for ten years from the grant date. As of the end of the Company’s 2011 fiscal year, Mr. Jones held options to acquire 5,000 shares of Class B Stock (1,000 granted in 2002, 3,000 granted in 2008 and 1,000 granted in 2010). Mr. Rosberg held options to acquire 1,000 shares of Class B Stock, granted in 2008. Ms. McDaniel held options to acquire 3,000 shares of Class B Stock (1,000 granted in 2003, 1,000 granted in 2004 and 1,000 granted in 2008). Ms. Dillon held options to acquire 1,000 shares of Class B Stock, granted in 2008. Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2011, Ms. McDaniel received financial and tax advice valued at $19,229. Ms. Dillon received financial planning services and reimbursement for living expenses valued at $83,678.

Retirement Benefits

Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

Corporate employees hired on or after September 1, 2009, are entitled to participate in the “cash balance” retirement program. Corporate employees hired prior to September 1, 2009, including all named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90, receive an annual pension equal to 1.75% of their highest average 60-month compensation annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule (which was limited up to 30 years until the plan was amended in 2011 to recognize credited service in excess of 30 years). An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment after age 55, but prior to age 65, and who had ten years of service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

The Company matches dollar for dollar up to 3% on compensation permitted by the Internal Revenue Service (the “IRS”) for corporate employees hired on or after September 1, 2009, and who participate in the 401(k) plan. The Company matches $1.30 on the dollar up to 4% on compensation permitted by the Internal Revenue Service for all corporate employees who were hired prior to September 1, 2009, and who participate in the 401(k) plan. A participant must complete an eligibility year of service to qualify for matching contributions.

The Company also maintains an unfunded SERP, which is designed to retain and recruit key executives. Participants in the SERP, including named executive officers, are selected by management as employees whom management most wants to retain because of their superior performance, and are approved by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations, and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans ($200,000 in 2012), the Company will pay the excess to him or her as a supplemental retirement benefit.

The SERP also provides key executives, including the named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations ($50,000 in 2012). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. Mr. Graham has waived his right to maintain a separate unfunded savings plan account under the SERP.

The Company also has a Deferred Compensation Plan for senior executives (including the named executive officers) comparable to similar plans at peer companies, including those in the same industries with comparable revenues. This plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable six months after separation of service or such other future date as specified by the participant at the time of election.

The retirement plans are more fully described under “Pension Benefits,” beginning on page 36.

Employment Agreements and Severance Packages

Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2011 Annual Meeting of Shareholders, the Company’s shareholders approved the overall 2010 compensation for its named executive officers, including the policies and practices related thereto, by a majority of the votes cast. The Company believes this vote reflected shareholder approval of its pay for performance philosophy and the absence of pay practices that shareholders consider problematic. Accordingly, the Compensation Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2011 as outlined in its compensation philosophy and framework. In addition, at the same meeting, the Company’s shareholders approved by a majority a determination that the Company hold annual advisory votes on executive compensation. The Compensation Committee values the shareholder feedback provided through the vote, and will consider the results of the vote, as well as future votes, in refining the development of our compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy,
Chairman
Lee C. Bollinger
Barry Diller
Larry D. Thompson

The following table shows the compensation paid by the Company during the most recent three years to the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)[1]	Option Awards ($) (e)[1]	Non-Equity Incentive Plan Com- pensation ($) (f)[2]	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (g)[3]	All Other Compen- sation ($) (h)[4]	Total ($) (i)
Donald E. Graham	2011	400,000	—	—	—	619,163	12,740	1,031,903
Chairman of the Board and	2010	400,000	—	—	—	16,330	12,740	429,070
Chief Executive Officer	2009	400,000	—	—	—	60,257	12,740	472,997

Hal S. Jones	2011	675,000	352,680	—	179,700	967,167	46,380	2,220,927
Senior Vice President Finance and Chief Financial Officer	2010 2009	635,000 600,000	— 165,280	106,700 —	918,600 300,000	498,468 530,001	37,970 35,930	2,196,738 1,631,211

Gerald M. Rosberg	2011	575,000	352,680	—	122,500	780,214	50,580	1,880,974
Senior Vice President – Planning and Development	2010 2009	545,000 515,000	— 165,280	— —	1,181,300 515,000	588,911 346,530	42,740 40,863	2,357,951 1,582,673

Ann L. McDaniel	2011	575,000	352,680	—	122,500	1,491,123	68,164	2,609,467
Senior Vice President	2010	530,000	—	—	1,557,300	431,879	76,629	2,595,808
	2009	470,000	1,301,580	—	188,000	224,295	77,335	2,261,210

Veronica Dillon	2011	575,000	352,680	—	122,500	646,458	127,854	1,824,492
Senior Vice President,	2010	545,000	—	—	939,500	338,429	116,372	1,939,301
Secretary and General Counsel	2009	520,000	165,280	—	208,000	207,148	119,284	1,219,712

(1)	The value of the stock awards and the option awards is disclosed based on the grant date fair value computed in accordance with FASB ASC TOPIC 718. They represent the fair value amounts associated with grants made through the close of the 2011 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated.
(2)	Amounts in this column for 2011 represent payments under the annual bonus plan. Amounts in this column for 2010 represent payments under the 2010 annual bonus plan and the 2007-2010 Performance Unit Plan as follows: Mr. Graham requested that the compensation committee not consider for payment his performance unit award valued at $1,209,000; Mr. Jones – $546,600 in annual bonus and $372,000 in performance units; Mr. Rosberg – $375,300 in annual bonus and $806,000 in performance units; Ms. McDaniel – $912,500 in annual bonus and $644,800 in performance units; Ms. Dillon – $375,300 in annual bonus and $564,200 in performance units. Amounts in this column for 2009 represent payments under the annual bonus plan.
(3)	There were no above-market or preferential earnings on compensation that are deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when they are first unreduced, and were discounted to the date as of which they were determined (either 12/31/2011 or 12/31/2010). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 67 (12/31/2011); age 66 (12/31/2010)
Jones:	age 63 (12/31/2011 and 12/31/2010)
Rosberg:	age 66 (12/31/2011); age 65 (12/31/2010)
McDaniel:	age 59 (12/31/2011 and 12/31/2010)
Dillon:	age 65 (12/31/2011 and 12/31/2010)

Mr. Graham and Mr. Rosberg have both reached Normal Retirement Age (age 65). Mr. Jones, Ms. McDaniel, and Ms. Dillon have all met the eligibility requirements for Early Retirement (age 55, with 10 years of company service).

Benefits in 2011 are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. Graham – $411,240 Retirement Plan and $207,923 the SERP; Mr. Jones – $148,280 Retirement Plan and $818,887 the SERP; Mr. Rosberg – $157,513 Retirement Plan and $622,701 the SERP; Ms. McDaniel – $249,104 Retirement Plan and $1,242,019 the SERP; Ms. Dillon – $79,168 Retirement Plan and $567,290 the SERP. Mr. Graham’s Retirement Plan for Washington Post Company benefits increased both due to the increase in qualified pay limits between 12/31/2010 and 12/31/2011 and due to the 2011 Plan amendment that recognizes credited service in excess of 30 years. Mr. Graham’s total pension plan benefits increased as a result of the 2011 Plan amendment recognizing credited service in excess of 30 years.

The values of accumulated plan benefits were determined using a discount rate of 4.7% at 12/31/2011 and 5.6% at 12/31/2010.

(4)	For 2011, the amounts presented include the information in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Dividends Not Factored in Grant Date Fair Value of Equity Awards ($) (e)[2]	Total ($) (f)
Donald E. Graham	—	12,740	—	—	12,740
Hal S. Jones	—	12,740	22,360	11,280	46,380
Gerald M. Rosberg	—	12,740	17,160	20,680	50,580
Ann L. McDaniel	19,229	12,740	17,160	19,035	68,164
Veronica Dillon	83,678	12,740	17,160	14,276	127,854

(1)	The amount represents financial planning services provided by the Company for Ms. McDaniel; the amount represents $17,827 for financial planning services and $65,851 for living expenses provided by the Company for Ms. Dillon.
(2)	The amounts represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan.

The following table provides information on awards made under the Company’s Incentive Compensation Plan to each of the named executive officers in 2011. The types of awards granted in 2011 include annual incentive, restricted stock awards, and performance units:

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Non- equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Underlying Options (#) (h)	Exercise or Base Price of Option Awards ($/share) (i)	Closing Price on Date of Grant for Option Awards, if Different ($) (j)	Grant Date Fair Value of Stock and Option Awards (k)
			Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)
Donald E. Graham
Performance Units[3]	1/3/2011	9,750	31,688	400,000	400,000	—	—	—	—	—	—	—	—
Hal S. Jones
Annual Incentive[1]	—	—	168,750	337,500	590,625	—	—	—	—	—	—	—	—
Restricted Stock[2]	1/5/2011	—	—	—	—	—	—	—	800	—	—	—	352,680
Performance Units[3]	1/3/2011	6,000	19,500	600,000	1,200,000	—	—	—	—	—	—	—	—
Gerald M. Rosberg
Annual Incentive[1]	—	—	115,000	230,000	402,500	—	—	—	—	—	—	—	—
Restricted Stock[2]	1/5/2011	—	—	—	—	—	—	—	800	—	—	—	352,680
Performance Units[3]	1/3/2011	6,000	19,500	600,000	1,200,000	—	—	—	—	—	—	—	—
Ann L. McDaniel
Annual Incentive[1]	—	—	115,000	230,000	402,500	—	—	—	—	—	—	—	—
Restricted Stock[2]	1/5/2011	—				—	—	—	800	—	—	—	352,680
Performance Units[3]	1/3/2011	6,000	19,500	600,000	1,200,000	—	—	—	—	—	—	—	—
Veronica Dillon
Annual Incentive[1]	—	—	115,000	$230,000	402,500	—	—	—	—	—	—	—	—
Restricted Stock[2]	1/5/2011	—	—	—	—	—	—	—	800	—	—	—	352,680
Performance Units[3]	1/3/2011	6,000	19,500	600,000	1,200,000	—	—	—	—	—	—	—	—

(1)	Amounts presented are the threshold, target and maximum payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee sets the performance-based goals for the purpose of the annual incentive awards to be paid for fiscal year 2011. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 175% of the target. In the event that the goals set by the Compensation Committee are not attained, no amount would be paid.
(2)	These grants represent shares of restricted stock. These awards vest at the end of a four-year restriction period. Grant date fair value calculated using the closing price of a share of the Company’s Class B Common Stock as of January 4, 2011 ($440.85).
(3)	These grants represent performance units granted as part of a four-year award cycle. The Compensation Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2015. With the exception of those performance units granted to Mr. Graham, the amount in column (d) represents the minimum payment level, which is $3.25 per unit. The amount shown in column (e) represents the nominal value of each unit, which is $100 per unit, and the amount in column (f) represents the maximum payout per unit, which is $200 per unit. The amounts appearing in columns (e) and (f) for Mr. Graham reflect his request that he be paid no more than $400,000 as a result of this award. In the event that the goals set by the Compensation Committee for these grants are not attained, no amount will be paid.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements. Consistent with its policy, the Company has not entered into any employment agreements with, or guaranteed severance packages to, any of the named executive officers.

Annual Bonus/Incentive. Both tables show the annual bonus component under the Company’s Incentive Compensation Plan. See the Compensation Discussion and Analysis for further details on the annual bonuses.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2009, 2010 and 2011 on the date of grant. Additionally, the Grants of Plan-Based Awards Table reflects the number of restricted shares granted in 2011 and the fair value of the awards on the date of grant. Restricted Stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes amounts earned for Performance Units granted under the 2007–2010 award cycle. The Grants of Plan-Based Awards Table includes the threshold, target and maximum payouts of Performance Units granted under the 2011–2014 award cycle to the named executive officers. The Compensation Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. See the Compensation Discussion and Analysis for further details on Performance Units.

Stock Options. The value of the stock option awards shown in the Summary Compensation Table represents options granted under the Company’s Stock Option Plan. The options vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant. The Grants of Plan-Based Awards Table reflects the number of options granted under the Plan in 2011 and the fair value of the awards on the date of grant. There were no stock options granted to the named executive officers in 2011.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[3]
Donald E. Graham	—	—	—	—	—	—	—	—	—
Hal S. Jones[4]	1,000	—	—	729.00	12/04/2012	1,200	452,172	—	—
	1,500	500	—	651.91	05/12/2018	—	—	—	—
	750	250	—	368.56	12/15/2018	—	—	—	—
	250	750		395.68	12/07/2020	—	—	—	—
Gerald M. Rosberg	750	250	—	368.56	12/15/2018	2,200	828,982	—	—
Ann L. McDaniel	1,000	—	—	816.05	12/02/2013	1,200	452,172	—	—
	1,000	—	—	953.50	12/13/2014	—	—	—	—
	750	250	—	368.56	12/15/2018	—	—	—	—
Veronica Dillon	750	250	—	368.56	12/15/2018	1,200	452,172	—	—

(1)	Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant. The following are the vesting dates of outstanding options granted to the named executive officers:

Hal S. Jones	1,000	12/04/2003 to 12/04/2006 – fully vested
	2,000	05/12/2009 to 05/12/2012 – 1,500 vested; 500 not vested
	1,000	12/15/2009 to 12/15/2012 – 750 vested; 250 not vested
	1,000	12/07/2011 to 12/07/2014 – 250 vested; 750 not vested

Gerald M. Rosberg	1,000	12/15/2009 to 12/15/2012 – 750 vested; 250 not vested

Ann L. McDaniel	1,000	12/02/2004 to 12/02/2007 – fully vested
	1,000	12/13/2005 to 12/13/2008 – fully vested
	1,000	12/15/2009 to 12/15/2012 – 750 vested; 250 not vested
Veronica Dillon	1,000	12/15/2009 to 12/15/2012 – 750 vested; 250 not vested

(2)	Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan as of December 31, 2011. With the exception of the award granted to Mr. Rosberg on 02/26/2008, all of the awards listed below vest 100% at the end of the relevant four-year Award Cycle. The award granted to Mr. Rosberg on 02/26/2008 was made outside of the four-year Award Cycle and will vest four years from the date of grant. The following are the vesting dates of the grants to the named executives:

Hal S. Jones	800	01/05/2015
	400	01/05/2013

Gerald M. Rosberg	800	01/05/2015
	400	01/05/2013
	1,000	02/26/2012

Ann L. McDaniel	800	01/05/2015
	400	01/05/2013

Veronica Dillon	800	01/05/2015
	400	01/05/2013

(3)	Calculated using the fair market value of a share of the Company’s Class B Common Stock as of 12/31/2011 ($376.81).
(4)	Mr. Jones was granted an award in 2007 that was valued based on the estimated fair value of Kaplan stock and cliff vested on the fifth year. The value of this award was $165,248 at 12/31/2011 and was paid to Mr. Jones in February 2012.

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan for Washington Post Companies (the “Retirement Plan”), as well as the associated nonqualified plan, The Washington Post Company Supplemental Executive Retirement Plan (the “SERP”). The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules including The TWPC Retirement Benefits Schedule, the Newsweek Retirement Benefits Schedule and the Cash Balance Retirement Program. Benefits under the Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under the Retirement Plan. The SERP provides benefits that are calculated based on the formulas in the Retirement Plan, but including bonuses under the Incentive Compensation Plan, rather than just base salary and without regard to (i) the salary limitation applicable to tax-qualified plans (currently $250,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $200,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the Retirement Plan.

Retirement Plan Benefits under The TWPC Retirement Benefits Schedule

Mr. Graham, Mr. Jones, Mr. Rosberg, Ms. McDaniel and Ms. Dillon are participants in The TWPC Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service (which was limited up to 30 years until the plan was amended in 2011 to recognize credited service in excess of 30 years); reduced by (c), an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited up to 30 years until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•

An annual Cash Pension Supplement equal to $200 multiplied by years of credited service (which was limited up to 30 years until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring after age 55 with ten years of service.

Vested benefits under the Retirement Plan are payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The TWPC Retirement Benefits Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%, and at age 58 the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits under the Newsweek Retirement Benefits Schedule

A portion of Ms. McDaniel’s pension benefit was earned under the Newsweek Retirement Benefits Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.1% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150 multiplied by years of credited service (up to 30 years).

The Newsweek Retirement Benefits Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit.

Retirement Plan Benefits under the Kaplan Cash Balance Retirement Benefit Schedule

A portion of Mr. Jones and Ms. Dillon’s pension benefit was earned under the Kaplan Cash Balance Retirement Benefits Schedule. Under this Schedule, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance or, alternatively, may elect a lump sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to each of the named executive officers under the formulas outlined above, counting bonuses in addition to salary and without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the Retirement Plan provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)
Donald E. Graham	The Retirement Plan for Washington Post Companies	37	1,701,249	—
	The Washington Post Company Supplemental Executive Retirement Plan	37	1,202,072	—

	Total Pension Plan Benefits	37	2,903,321	—

Hal S. Jones	The Retirement Plan for Washington Post Companies	22	674,556	—
	The Washington Post Company Supplemental Executive Retirement Plan	22	2,864,761

	Total Pension Plan Benefits	22	3,539,317	—

Gerald M. Rosberg	The Retirement Plan for Washington Post Companies	16	778,553	—
	The Washington Post Company Supplemental Executive Retirement Plan	16	2,330,864	—

	Total Pension Plan Benefits	16	3,109,417	—

Ann L. McDaniel	The Retirement Plan for Washington Post Companies	28	1,168,371	—
	The Washington Post Company Supplemental Executive Retirement Plan	28	2,698,024	—

	Total Pension Plan Benefits	28	3,866,395	—

Veronica Dillon	The Retirement Plan for Washington Post Companies	21	294,412	—
	The Washington Post Company Supplemental Executive Retirement Plan	21	2,631,411	—

	Total Pension Plan Benefits	21	2,925,823	—

(1)	Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2011. The plan was amended during 2011 to include all credited service in the determination of The Washington Post Company (TWPC) benefits. Prior to the amendment no more than 30 years of credited service was recognized in the determination of TWPC benefits. The removal of the TWPC service limitation is reflected in the amounts calculated for Mr. Graham in column (d). Mr. Graham’s years of credited service have been updated to exclude the period during which he was covered under The Washington Post Company Profit Sharing Plan, which is not recognized for benefit accrual purposes under The Retirement Plan for Washington Post Companies. Ms. McDaniel has prior service with Newsweek and Mr. Jones and Ms. Dillon have prior service with Kaplan which is included in this column.
(2)	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2011. The benefits valued for Ms. McDaniel include TWPC and Newsweek amounts. The benefits valued for Mr. Jones and Ms. Dillon include TWPC and Kaplan Cash Balance amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2000 Fully Generational Mortality Table for males and females, and a 4.7% discount rate. The benefits valued reflect service and earnings through December 31, 2011, and are valued as payable on the date at which they are unreduced. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage multiplied by a maximum of 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination. Amounts deferred under the Deferred Compensation Plan are payable six months following the date of termination or such other future date as specified by the participant at the time of election.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	—	—	—	—	—
Hal S. Jones	17,200	22,360	35,872	—	1,471,517
Gerald M. Rosberg	13,200	17,160	17,347	(1,356,699)	998,256
Ann L. McDaniel	426,850	17,160	11,776	—	807,811
Veronica Dillon	13,200	17,160	2,558	—	149,380

(1)	Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. Jones – $17,200 to the SERP; Mr. Rosberg – $13,200 to the SERP; Ms. McDaniel – $13,200 to the SERP and $413,650 to Deferred Compensation Plan; Ms. Dillon – $13,200 to the SERP. Executive contributions to the Deferred Compensation Plan are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
(2)	Company matching credits to the SERP are included in column (h) in the Summary Compensation Table for fiscal year 2011.
(3)	Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment elections as follows: Mr. Jones – $20,030 to the SERP and $15,842 to Deferred Compensation Plan; Mr. Rosberg – $(11,798) to the SERP and $29,146 to Deferred Compensation Plan; Ms. McDaniel – $13,748 to the SERP and $(1,971) to Deferred Compensation Plan; Ms. Dillon – $2,558 to the SERP. These gains and losses are not included in the Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the named executive officer.
(4)	Amounts in this column represent payments from the SERP and the Deferred Compensation Plans as follows: Mr. Rosberg – $1,356,699 from Deferred Compensation Plan.
(5)	Amounts in this column represent balances at December 31, 2011, for the SERP and Deferred Compensation Plan as follows: Mr. Jones – $206,676 in the SERP and $1,264,840 in deferred compensation; Mr. Rosberg – $277,268 in the SERP and $720,988 in deferred compensation; Ms. McDaniel – $229,042 in the SERP and $578,769 in deferred compensation; Ms. Dillon – $149,380 in the SERP. The following amounts were reported as compensation to the named executives in the Summary Compensation Table for years beginning after 2006 (excluding 2011): Mr. Rosberg – $900,960 and Ms. McDaniel – $663,108; and for years beginning after 2008 (excluding 2011): Mr. Jones – $68,540 and Ms. Dillon – $52,900.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are four non-employee members of the Board on the Audit Committee: Christopher C. Davis, John L. Dotson Jr., Thomas S. Gayner, who serves as Chairman of the Audit Committee, and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and committee fees, (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2011 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2011, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate its responsibilities to preapprove services performed by the independent auditor to management. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $3,930,000 in 2011 and $3,430,100 in 2010, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $20,000 in 2011 and $42,500 in 2010, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $1,219,800 in 2011 and $1,105,100 in 2010, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for a finance and accounting research tool provided by PricewaterhouseCoopers LLP were $11,500 in 2011 and $10,100 in 2010.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman
Christopher C. Davis
John L. Dotson Jr.
G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed full time as Editor-at-Large at The Washington Post, and she received $300,000 in compensation in 2011. Mrs. Weymouth’s base salary for 2012 is $300,000.

Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, is Publisher of The Washington Post newspaper and Chief Executive Officer of Washington Post Media. In 2011, Ms. Weymouth was paid $606,250 in base salary and received a bonus of $256,548 based on the achievement of pre-established 2011 performance goals. In addition, Ms. Weymouth received $1,065,000 based on achieving pre-established goals under the WP Media Three-Year Long-Term Incentive Plan. She currently has 7,500 Performance Units from the 2011–2014 Award Cycle, 6,000 Performance Units from the 2009–2012 Award Cycle, 5,000 shares of Restricted Stock in the 2011–2014 cycle, 1,000 shares of Restricted Stock in the 2009–2012 cycle, and an additional 1,500 shares of Restricted Stock, which were granted in December 2009 with 100% vesting after four years. She also has 7,000 Stock Options, which vest 25% each year over four years; currently, 4,750 options have vested. Ms. Weymouth’s base salary for 2012 is $625,000. In 2011, Ms. Weymouth was re-elected to the Board of Directors. As an employee-Director, she is ineligible for compensation for her service on the Board.

Laura O’Shaughnessy, the daughter of Mr. Donald E. Graham, is employed full time as the President and Chief Executive Officer of Social Code, LLC, a subsidiary of the Company. Mrs. O’Shaughnessy’s base salary for 2012 is $150,000 and she received a bonus of $22,000 based on 2011 performance goals.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2012. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2011 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

APPENDIX A

THE WASHINGTON POST COMPANY

2012 INCENTIVE COMPENSATION PLAN

(Dated of as February 23, 2012)

1.	Purpose of the Plan

This Plan is intended to promote the interests of the Company and its shareholders by providing the employees and directors of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)	“Board of Directors” means the Board of Directors of TWPC.

(b)	“Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d)	“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(e)	“Common Stock” means TWPC’s Class B Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(f)	“Company” means TWPC and all of its Subsidiaries, collectively.

(g)	“Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of TWPC.

(h)	“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the average of the high and low sales prices on the date of determination or, if not so reported for such day, the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of determination or, if not so reported for such day, on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(k)	“Incentive Award” means one or more Stock Incentive Awards and Cash Incentive Awards, collectively.

(l)	“Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(m)	“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(n)	“Participant” means an employee or director of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(o)	“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation.”

(p)	“Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(q)	“Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(r)	“Performance Period” means the period of time during which Performance Targets must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(s)	“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(t)	“Performance Target” means performance goals and objectives with respect to a Performance Period.

(u)	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(v)	“Plan” means this 2012 Incentive Compensation Plan, as it may be amended from time to time.

(w)	“Securities Act” means the Securities Act of 1933, as amended.

(x)	“Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(y)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(z)	“Target Award” means target payout amount for an Incentive Award.

(aa)	“TWPC” means The Washington Post Company, a Delaware corporation.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 500,000 shares of Common Stock in the aggregate. The shares referred to in the preceding sentence of this paragraph shall be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for delivery under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any Covered Employee in any calendar year shall not exceed 50,000 shares. The amount payable to any Covered Employee with respect to any calendar year for all Cash Incentive Awards shall not exceed $25 million. For purposes of the preceding sentences, the phrase “amount payable with respect to any calendar year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a calendar year, disregarding any deferral pursuant to the terms of a Deferred Compensation Plan unless the terms of the deferral are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and directors of the Company who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards, subject to such restrictions and limitation as the Committee may specify and to the requirements of Delaware General Corporation Law Section 157.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. A Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall not be deemed to have had a termination of employment for purposes of the Plan. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, the Company shall not reprice any stock option (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) without the approval of the shareholders of TWPC.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and TWPC shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees and directors of the Company whom the Committee shall select from time to time. Each Incentive Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(b)	Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2) Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit in its discretion Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or Other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment or other service between the Company and the Participant holding the Option.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award.

8.	Cash Incentive Awards

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Stock Incentive Award. Cash Incentive Awards may be designed to qualify as Performance-Based Compensation.

9.	Performance-Based Compensation

(a)	Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Discretionary Reduction

Unless otherwise specified in the agreement evidencing the grant of an Incentive Award that is intended to qualify as Performance-Based Compensation, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to the Incentive Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures: market price of Common Stock, earnings per share of Common Stock, net income or profit (before or after taxes), return on stockholder equity, cash flow, return on assets, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings from continuing operations, sales or revenues, capital or investment, market share, cost reduction goals, budget comparisons, implementation or completion of specified projects or processes, the formation of joint ventures, research or development collaborations, or the completion of other transactions, any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing.

A Performance Measure (i) may relate to the performance of the Participant, TWPC, a Subsidiary, any business group, any business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Committee deems appropriate. The measurement of any Performance Measure may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d)	Performance Schedules

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period.

(e)	Termination of Employment

The consequences with respect to a Performance-Based Award of the termination of employment of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement, it being intended that no agreement providing for a payment to a Participant upon termination of employment without cause shall be given effect to the extent that it would cause an Incentive Award that was intended to qualify as a Performance-Based Award to fail to so qualify.

(f)	Committee Discretion

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Adjustment Upon Certain Changes

Subject to any action by the shareholders of TWPC required by law, applicable tax rules or the rules of any exchange on which shares of common stock of TWPC are listed for trading:

(a)	Shares Available for Grants

In the event of any change in the number or type of shares of common stock of TWPC outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the type and maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the type or number of shares of common stock of TWPC outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the type or number of issued shares of common stock of TWPC resulting from a subdivision or consolidation of shares of common stock of TWPC or the payment of a stock dividend (but only on the shares of common stock of TWPC), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c)	Certain Mergers

In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of TWPC, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), or (iii) a merger, consolidation or similar transaction involving TWPC in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e)	Other Changes

In the event of any change in the capitalization of TWPC or corporate change other than those specifically referred to in paragraphs 10(b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Stock Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards, including without limitation in any Performance Schedule, Performance Target or Target Award, as the Committee may consider appropriate, provided that if any such Incentive Award is intended to be Performance-Based Compensation such adjustment is consistent with the requirements of Section 162(m) of the Code.

(f)	Cash Incentive Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Schedule, Performance Target or Target Award, and in such other terms of any Cash Incentive Award, as the Committee may consider appropriate in respect of such transaction or event, provided that if such Cash Incentive Award is intended to be Performance-Based Compensation such adjustment is consistent with the requirements of Section 162(m) of the Code.

(g)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of TWPC or any other corporation. Except as expressly provided in the Plan, no issuance by TWPC of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(h)	Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights Under the Plan

No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of TWPC. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

12.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a) TWPC shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, TWPC shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan unless and until TWPC is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to TWPC shall have determined that the issuance of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. TWPC may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. TWPC shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, and whenever any amount shall become payable in respect of any Incentive Award, TWPC shall have the right to require the Participant to remit to TWPC in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to issuance of such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in shares of Common Stock), TWPC shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to TWPC a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, TWPC shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind TWPC unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by TWPC. Any proceeds received by TWPC in connection with any Incentive Award will be used for general corporate purposes.

19.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

20.	Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on February 23, 2012, subject to the approval of the Plan by the shareholders of TWPC. No grants of Incentive Awards may be made under the Plan after February 23, 2022.

Notice of

Annual Meeting

and

Proxy Statement

2012

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class A Common

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Lee C. Bollinger	☐	☐	02 - Barry Diller			☐	☐	03 - Thomas S. Gayner	☐	☐

	04 - Donald E. Graham	☐	☐	05 - Ronald L. Olson			☐	☐	06 - G. Richard Wagoner, Jr.	☐	☐

	07 - Katharine Weymouth	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	Approval of The Washington Post Company 2012 Incentive Compensation Plan.			☐	☐	☐	3. Advisory Approval of the Company’s Executive Compensation.				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Stockholders to be held on May 10, 2012.

The Proxy Statement and the Annual Report to Stockholders are available on

www.washpostco.com.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — The Washington Post Company

Class A Common Stock

Annual Meeting of Stockholders - May 10, 2012

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 10, 2012, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 9, 2012.

Vote by Internet

•	Go to www.investorvote.com

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card — Class B Common

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Nominees:	For	Withhold				For	Withhold		For	Withhold
	01 - Christopher C. Davis	☐	☐	02 - Anne M. Mulcahy			☐	☐	03 - Larry D. Thompson	☐	☐	+

				For	Against	Abstain
2.	Approval of The Washington Post Company 2012 Incentive Compensation Plan.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 10, 2012.

The Proxy Statement and the Annual Report to Shareholders are available at

www.washpostco.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — The Washington Post Company

The Washington Post Company

Class B Common Stock

Annual Meeting of Stockholders - May 10, 2012

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 10, 2012, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 9, 2012 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.